SOUTHWEST OIL & GAS   SOUTHWEST OIL & GAS MANAGEMENT, INC.  phone (214) 373-9442
                      4925 Greenville Ave, Suite 125        fax (214) 373-9963
                      Dallas, Texas 75206                   cell (972) 571-5933
                      sogmi.wab@sbcglobal.net



                                  February 24, 2004

Petrosearch Corporation
660 Preston Forest Ctr.
Suite 143
Dallas, TX  75230

Attention:  Dan N. Denton


Dear Dan:

SUBJECT: PROPOSAL FOR RETAINER FEE ARRANGEMENT.

Southwest Oil & Gas Management, Inc. ("Southwest") appreciates the opportunity to submit this proposal to provide ongoing technical services to Petrosearch Corporation ("PSC"). PSC is growing rapidly with a commensurate increase in responsibilities and obligations. In order for Southwest to continue providing PSC with the appropriate level of technical support to meet these increasing responsibilities, Southwest will grow at an equivalent rate by adding highly qualified individuals to its staff. To make this possible, we propose the following retainer arrangement.

     -    PSC will agree to pay Southwest $50,000 on the first of each month.

     - Southwest will make all of its professionals available to PSC on a priority basis.

     - Southwest will provide the same engineering and geological services that it has in the past (drilling supervision, supervision of lease operation, planning, logistics, opportunity screening, resource assessment, etc.) in addition to assisting, and interfacing with, the PSC joint venture partners before and after their startup phase.

     - Southwest will bill its time according to the fee schedule below against this retainer fee. At the end of each month, Southwest will submit an invoice detailing the professional time spent on behalf of PSC.

     - In any month that billable time does not equal the retainer fee, the excess fee will be rolled to the following month. PSC will NOT loose any of the prepaid professional time.

     - In any month where billable time is in excess of the retainer fee, PSC will submit the excess to its accounting staff to be paid according to its usual accounts payable schedule.

     - This retainer arrangement will begin March 1, 2004 or as soon thereafter as practical.

     - The arrangement will run for 3 months at which time PSC and Southwest will revisit it and adjust, change or scrap as necessary.


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Page 2                                                      February 24, 2004

Fee Schedule
------------

     - Professional associates will be billed at $100/hour with a maximum of 9 hours in any one day. During field/drilling operations or any project that takes an associate into the field, maximum billable time will be 9 hours/day regardless of actual time spent.

     - Wayne Beninger will be billed at $150/hour with the same time maximums imposed on the professional associates.

     - All out-of-pocket expense incurred on behalf of PSC will be billed through at cost.

Dan, if this meets with your approval, please sign in the space provided and return by email, fax or surface mail. As always, if we need to talk about any of the items above please call.

                                        Sincerely,

                                        /s/ Wayne Beninger


                                        Wayne A. Beninger
                                        President



/s/  Dan N. Denton
______________________________          _________________

Dan N. Denton                           Date
Chief Operating Officer
Petrosearch Corporation